Exhibit 99.1

Redpoint Bio Announces Termination of Collaboration and Licensing Agreement with Givaudan

EWING, N.J., April 2, 2009 (BUSINESS WIRE) — Redpoint Bio Corporation (OTCBB: RPBC), a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced the termination of its research & development collaboration and licensing agreement by partner Givaudan, a company based in Vernier, Switzerland.  Signed in March of 2007, the collaboration was focused on the discovery of novel taste modulators for use in the food and beverage industry.

“While we are disappointed with the conclusion of our partnership with Givaudan, we believe that Redpoint’s technology platform continues to provide opportunities to discover new products for both the food and beverage and pharmaceutical industries,” commented Dr. Ray Salemme, Chief Executive Officer of Redpoint Bio. “We continue to advance our taste modulation discovery programs, in addition to investigating potential therapeutic applications for our compounds for the treatment of diabetes and obesity.  We recognize that due to strategic changes in focus, Givaudan was not able to continue with our collaboration. However, we continue to maintain a positive relationship with Givaudan, the world’s leading company in the flavors and fragrances industry.”

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries.  The Company’s understanding of the biology of taste and its relationship to metabolic processes, satiety, and diabetes impact both the development of healthier foods and, potentially, new approaches to the treatment of diabetes and obesity.  Redpoint Bio’s food and beverage program is focused on identifying novel flavor modifiers that improve the taste of existing ingredients and enabling the development of better-tasting, less costly, and more healthful foods and beverages.  In addition, Redpoint has a program aimed at suppressing the bitterness of oral medicines, enabling the development of novel formulations with improved acceptance and compliance across a broad range of dosage forms and therapeutic applications.  Redpoint’s work in diabetes and obesity stems from the observation that taste signaling in the gastrointestinal tract is involved in important hormone secretion processes, thus leveraging Redpoint’s work on lingual taste modulation to important therapeutic applications. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Laura Okpala 617-583-1306

or

Redington, Inc.

Thomas Redington 212-926-1733